Exhibit 99.2

Tianli Agritech, Inc.
2012 Fourth Quarter Financial Results
March 15, 2013

Title	Tianli Agritech, Inc. (OINK) 4Q12 Earnings Conference Call
Date	March 15, 2013
Time	8:00 am EDT

PARTICIPANT INFORMATION
U.S. Dial-in	877-317-6789
International Dial-in:	412-317-6789
Webcast:	http://services.choruscall.com/links/tianli130315.html
Password:	OINK 4Q12

REPLAY INFORMATION
Available through:	March 25, 2013
Replay for U.S.	877-344-7529
Replay for other countries	412-317-0088
Conference ID:	10026500

SPEAKER DIAL-IN INFORMATION
U.S. Dial-in	866-524-3159
International Dial-in:	412-317-6759
Password:	OINK 4Q12
View Q&A:	https://services.choruscall.com/contexweb/contex/qasort/index.html
Conference number:	10026500

Operator:
Good day, ladies and gentlemen. Thank you for standing by. Welcome to Tianli Agritech’s 2012 Fourth quarter Financial Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  If you’d like to withdraw that question, press the star followed by the two.  If you’re on a speaker phone, you’ll need to pick up the handset before making a selection. This conference has been recorded today, Friday, March 15th, 2013.

At this time, I’d like to turn the conference over to Ms. Tina Xiao of Weitian Investor Relations.  Please go ahead.

Tina Xiao:
Thank you very much, operator and good morning everybody.  Joining us today from Tianli Agritech are the Company’s Chairwoman and CEO, Ms. Hanying Li, the company’s Chief Financial Officer, Mr. Guofu Zhang and the VP and US Representative, Mr. Simon Guo. Mr. Guo will review and comment on the reporting periods for Tianli Agritech, then management will respond to your questions during the Q&A session after management’s prepared remarks.

I would like to remind our listeners who are on this call, management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties.  And management may make additional forward-looking statements in response to your questions therefore the Company claims the protection of the Safe Harbor for forward-looking statements as contained in the Private Security and Litigation Reform Act of 1995.  Tianli is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

At this time, I would like to introduce Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech.  Ms. Li’s opening address will be translated by Mr. Simon Guo.  李总, 请您开始!

Hanying Li: (Chinese)

Simon (translation):
Thank you Tina and thank you everyone for joining our call today. 2012 proved to be a very challenging year for Tianli. Though the total number of hogs sold increased 14% to 115,696 hogs, our revenue declined for the first time in our company’s history, reflecting a challenging pricing environment through most part of year.  Our growth margin also declined significantly from 2011 due to increases in feed cost.

Hanying Li: (Chinese)

Simon (translation):
However, we also made significant progress in executing our long term strategy in 2012. More specifically, our black hog program started to show the promises we envisioned a couple of years ago. By the end of 2012, Tianli had provided more than $10 million in funding to participating farmers and completed the construction of 645 black hog rearing facilities in Enshi Prefecture. By end of 1Q13, we expect to complete the construction of additional up to 120 black hog rearing facilities. Since 3Q12, we have started to supply our black hogs to the market place and sold 2,760 black hogs for total sales revenue of $0.7 million. Our goal is to achieve a production capacity of 30,000~50,000 black hogs during 2013 and long term goal of 1,000,000 black hogs every year.

Hanying Li: (Chinese)

Simon (translation):
Looking ahead, we expect a moderate and gradual recovery of pork prices in coming quarters, which should help not only our revenue but also margins. We remain confident in the long term growth prospects of Chinese hog farming industry. We believe that our strong market position, solid balance sheet, and ability to generate cash flow from operations position us well to take full advantage of the ongoing industry consolidation and to regain our growth momentum in coming years."

Simon Guo:
Thank you Mrs. Li and good morning everyone.  My name is Simon, U.S. representative for Tianli.  We appreciate everyone joining the call today.  For those who may not be familiar with Tianli Agritech, please allow me to provide a brief overview of our company.

Tianli is in the business of breeding, raising, and selling hogs in Hubei province of China. With annual full capacity of 170,000 hogs as of December 31, 2012, we believe we are one of the largest hog producers in Hubei Province.  We focus heavily on developing the genetic qualities of our stock, and as a direct result of this, approximately 23% of our hogs are sold to other hog farms for their use in producing hogs in 2012.  We refer to those hogs as breeders and those are sold at a premium price and generate a very attractive margin.  The other hogs we sell are referred to as market hogs and are used in the production of fresh, refrigerated, or food import.  A core part of our strategy has been to sell more breeder hogs and we do so by continually improving the genetics of our hogs.  We pride ourselves on running efficient and safe operations by maintaining strict standards for our farms. This has given us a strong reputation among hog distributors and customers.

Now that you are more familiar with our business, I will summarize some key financial results for the fourth quarter and full year 2012.  Revenue for the fourth quarter of 2012 fell 2% to $6.9 million primarily due to decline in hog prices. The Company sold a total of 30,865 breeder and market hogs in Q4 2012 compared to 25,472 hogs in Q4 2011. Sales of breeder hogs increased 13% to $1.8 million in Q4 2012 with number of breeder hogs sold increasing 19% to 6,636 hogs and average selling price of breeder hogs decreasing 5% to $278 per hog. Sales of market hogs decreased 6% from $5.3 million in Q4 2011 to $5.0 million in Q4 2012 with number of market hogs sold increasing 22% to 24,229 hogs and average selling price of market hogs decreasing 23% to $207 per hog. The decline in average selling price of market hogs was mainly due to competition from imported pork, which sells for less than domestic pork.

Gross profit in Q4 2012 was $0.7 million, a 45% decrease from the same period of last year. Gross margin of 10.6% compared to 19.0% for Q4 2011. Higher feed costs and lower pork prices contributed to the reduction of gross margin.

 SG&A expenses increased $0.2 million to $0.7 million in Q4 2012. The increase was primarily due to our promotional marketing effort to sell our black hogs. Operating margin in Q4 2012 was negative 0.1%, compared to 11.9% for the same period of last year.

 Net loss from continuing operations in Q4 2012 was $0.1 million, compared to net income of $0.7 million in Q4 2011. This was primarily driven by the reduction in gross margin and increase in operating expenses. In Q4 2012 loss per diluted share was $0.01, compared to earnings per share of $0.08 in Q4 2011.

 I will now turn my discussion to our full year 2012 results.  Revenue decreased 7.4% to $26.5 million for the year of 2012 with total hogs sold increasing 14% to 115,696 hogs and average selling price decreasing 18% to $229 per hog. Revenue from breeder hog sales was $7.8 million in 2012, down 17% from $9.4 million in 2011 with number of breeder hogs sold and average selling price declining 10% and 7%, respectively. The decline in breeder hog sales was mainly due to increase in feed cost throughout the year which caused hog farmers to reduce their purchase of breeder hogs. Revenue from market hog sales decreased 3% from $19.3 million in 2011 to $18.7 million in 2012 as number of market hogs sold grew 24% and average selling price declined 22% year-over-year. Our revenue from market hog sales was adversely impacted by decreased market prices caused by an oversupply of pork and China’s efforts to control pork prices. Since retail pork price reached its peak level in 2011, both domestic hog production and pork imports had continued to expand, leading to an oversupply of hogs and continued slide of pork prices.

 Gross profit margin decreased to 13% in 2012 from 37% in 2011. Gross margins for breeder hogs were 31% and 47% in the years 2012 and 2011, respectively. Gross margins for market hogs were 5% and 32% in the years of 2012 and 2011. Higher feed costs and lower pork prices contributed to the reduction of gross margin for both breeder and market hogs.

 SG&A expenses increased $0.9 million to $3.4 million in 2012. The increase was due to a non-cash expense of $1.1 million resulting from the issuance of 1,000,000 common shares to our marketing consultants and employees related to the promotion of black hog sales.

 Net loss from continuing operations in 2012 was $0.3 million, compared to net income from continuing operations of $7.9 million in 2011. The material decrease in net income is a result of the $2.1 million decrease in revenue, $5.0 million increase in cost of goods sold, and a $1.1 million non-cash expense resulting from the issuance of 1,000,000 common shares. Diluted earnings (loss) per share for 2012 and 2011 were ($0.02) and $0.80, respectively.

Now for a quick summary of our balance sheet and cash flows. As of December 31, 2012, we had $7.5 million in cash, $7.1 million in short-term loans and no long-term debt. We generated $5.6 million of cash from operations in 2012. Working capital at December 31, 2012 was $9.0 million as compared to $12.0 million at December 31, 2011, reflecting $7.0 million investment in rearing facilities at our black hog program, the collection of $1.1 million previously loaned to An Puluo and the proceeds of $1.1 million related to the investment from Xiamen Ruijin Equity Investment Fund.

Before we take your questions, I’d like to highlight some recent developments at Tianli.  On January 28, 2013, Tianli-Xiduhei® black pork meat made its official debut at Hua Lian and Yong Hui supermarket chains in Beijing, the largest pork consuming market in China with an estimated 10 million hogs consumed annually.

 On December 10, 2012, Tianli completed the construction of a new black hog feed facility in Enshi Prefecture. The new facility has an annual production capacity of 30,000 tons, sufficient to supply 100,000 Black Hogs. Tianli expects the feed facility to commence full production in Q2 2013.

 On November 5, 2012, Xiamen Ruijin agreed to invest $1.6 million in exchange for 40% equity interest in Tianzhili, our operating subsidiary for the black hog program in Enshi. As part of the transaction, Xiamen Ruijin also agreed to provide interest-free loan of $0.8 million to Tianzhili. As of December 31, 2012, Tianzhili received $1.1 million cash from XMRJ with the remaining $0.5 million due in the first half of 2013.

That concludes our prepared comments and at this point I would like to turn the discussion over to the operator for any questions.

Operator:
Thank you.  To ask a question, you may press Star followed by One on your touchtone phone.  If you’re on a speaker phone, you’ll need to pick up the handset before making your selection.  To withdraw your question, please press Star then Two.  One moment please.

Operator: The first question is from Jeff Cantelo at Can-Rev Corp.

Jeff Cantelo: Hi, I have a number of questions and I guess the first one is: do you see your cost of feed production in terms of sales price you experienced in the last quarter or two to continue at approximately same ratios that occurred in Q4 2012?

Simon Guo:  According to Ms. Li’s response, In China, the hog business or pork industry normally follows a cycle with a one year downturn and 2~3 years of upward trend. So 2012 is the worst year for the pork business or hog business. So Mrs. Li is expecting pork prices to turnover and start going up starting from Q2 2013.

Jeff Catelo: Ok, can you also explain, when you talk about Tianzhili, that’s the black hog breeding program, what’s that comprised, I’m trying to say what piece of the black hog program does Tianzhili is responsible for and what is Tianzhili overall revenue contribution to the Company?   How much revenue is expected to be generated over time?  As the 40% equity interest XMRJ is getting, what kind of revenue is going to be drained off from the Company with respect to that interest?

Simon Guo:  Jeff, let me get back to your question. In Enshi Prefecture, according to local legal requirement, a Wuhan company, like us can’t directly operate business in Enshi without setting up a local entity there. So Tianli set up Tianzhili subsidiary there (in Enshi) to operate the black hog program. The black hog program is consisted of one breeder farm and one feed factory, and also a program that we have working with 7 co-ops in local that they organize participating farmers. As of the end of 2012, we had 765 family farms joined the program. Every family farm was given 6 black hogs raise for the Company. For the black hogs they raise, they will sell back to the Company and we can re-sale to the Market for a profit. So the breeder farm under Tianli is to maintain enough black hog breeders to provide to those participating farmers.

Jeff Cantelo: Ok. So you have cost of feed and profit from farmers, plus costs of the 6 hogs you contribute, and then I presume you can buy those hogs back from the farmers and sell them to supermarket chains for a profit. So 40% of the profit you drive from the 7 co-ops or the 765 farms will go to XMRJ. Is that my understanding?

Simon Guo: The Company decided to work with XMRJ for the development of the black hog program. The Company expects to achieve a production capacity of ~300,000 black hogs annually by 2015 which will require another RMB200~300 million of working capital. We expect to develop the black hog program without affecting our other business and the black hog program can survive itself. The NAV of Tianzhili right now is about RMB6 million plus expected net income of RBM9 million from targeted sales of 30,000 black hogs in 2013 would give Tianzhili a total value of RMB15 million. XMRJ reached out to the Company in August 2012 and agreed to invest RMB10 million in exchange for 40% equity interest in Tianzhili after doing due diligence. As part of the transaction, XMRJ also agreed to provide interest-free loan of RMB 5 million to Tianzhili.

Jeff Cantelo:
Do I heard it right at the start of the call, the Company has invested $10 million dollars in the black hog program so far, is that correct?

Siomn Guo:
Yes.

Jeff Cantelo:
Ok. And that includes the cost of the farms it contributed to the establishment of all the farms it released today, so your asset base to depreciate will be ~$10M?

Simon Guo:
Yes. The deal we have with those farmers is that we will pay 2/3 of the construction cost and farmers will put 1/3 of the construction cost into security deposit which will be booked as prepaid rental the farmers into our account and amortized over a 10 year period. As for the net asset value of Tianzhili, we, as Tianzhili’s parent company, have invested RMB90 million in Tianzhili so far and Tianzhili has RMB80 million ($13 million) payable to us, so that give us a net asset value of $2 million for Tianzhili.

Jeff Cantelo:
So I understand the net assets value for Tianzhili right now is ~2.4million before the XMRJ investment, is that correct?

Simon Guo:
Jeff, we are trying to have CFO to answer this question. Unfortunately his connection line is no good and we can’t really hear him. If that possible, that we will respond to you  after the conference.

Jeff Cantelo:
Sure. How could we do that?

Simon Guo:
I think I have your phone number. We will try to contact you after the conference.

Jeff Cantelo: I have couple of more questions. Have you guys give any thoughts to how to deal with potential delisting issue? Hopefully the stock will be back above one dollar in another 10 days. In that regard if the market does not move back to $1 or above, do you consider the motion of the buyback shares?

Simon Guo:
Jeff, According to Ms. Li’s response. We are doing our best to protect the stocks and already take consideration of several alternatives. We are confident that we can solve the problem and will meet Nasdaq’s listing requirement before the deadline.

Jeff Cantelo:
Does the company consider the option to take the Company private? If so, what is the fair value per share that the company is going to buy from the shareholders?

Simon Guo:
According to Ms. Li’s response. The Company will never consider go dark or go private. We saw our revenue declined in 2012 due to multiple reasons. But it doesn’t mean all of our business is not in good shape. As we discussed earlier today, we expect better years ahead for Tianli.

Operator:
The next question comes from Art Havener at Stampede Capital.

Art Havener:
Thank you. I’d like to understand the 40% investment in the black hog program a little better. Is $2 million NAV you referenced earlier after the 40% dilution given away to XMRJ ? Are XMRJ sharing 40% revenue?

Simon Guo:
This is before the XMRJ investment. $2 million is a rough number. XMRJ is 40% interest equity shareholder. XMRJ is sharing 40% net income, not revenue.

Art Havener:
Will we make money from the black hog program in 2013?

Simon Guo:
The Company is expecting to sell 30,000~50,000 black hogs in 2013, generating RMB 9 million in net income for us (or $1.4 million).  We are expect each black hog sales to generate RMB150~300 in net income for us.

Art Havener:
Can I get a better understanding of the total revenue that you are expecting in 2013 for Tianli? Especially break it down into breeder hogs, market hogs and black hogs.

Simon Guo:
We expect 10% sales growth in 2013 for our market/breeder hog business if hog prices remain at the 2012 level as we expect two hog farms can generate more hogs this year. As for black hogs, we expect to sell ~30,000 black hogs and generate around RMB 50 million ($8 million) in sales revenue.

Art Havener:
So is that fair to say you will be profitable in 2013? And you used to provide guidance of EPS power of $1.00~1.20 when you went public a couple of years ago and the stock price was $6 back then. Then you pulled your guidance and stock is below $1. So, is there any thoughts to bring back more reliable guidance?

Simon Guo:
We take your proposal seriously. The company will prepare the guidance 2013.

Operator:
The next question comes from Jeff Cantelo at Can-Rev Corp

Jeff Cantelo:
Do any of their principals at XMRJ related to the sales agents and marketing consultants you issued the 1M shares recently?

Simon Guo:
According to Ms. Li’s response, the one million shares went to the sales agent that we hired in Beijing. None of them related to XMRJ.

Jeff Cantelo:
One more question, what’s the plan to collect all the black hogs being produced by the co-ops farmers? Where the slaughterhouses take place, in Beijing or elsewhere?

Simon Guo:
For black hogs we currently sell in Beijing, we use trucks to deliver live hogs to Beijing and slaughter those hogs in Beijing. For other market hogs we sell in Wuhan, we usually use trucks to deliver either live hogs or slaughtered hogs to customers. Slaughterhouse can be either close to our farms or close the end market.

Simon Guo:
We appreciated everyone to join this conference call. We hope that we will have a good year in 2013.

Operator:
The conference is now concluded. Thank you.